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                                                                Exhibit (h)(11)

                                 GATEWAY FUND

                 ADMINISTRATIVE SERVICES DELEGATION AGREEMENT

   AGREEMENT made the ___ day of February, 2008, by and between Gateway Investment Advisers, LLC, a Delaware limited liability company (the "Manager"), and Natixis Asset Management Advisors, L.P., a Delaware limited partnership (the "Administrator").

                                  WITNESSETH:

   WHEREAS, Gateway Investment Advisers, LLC (the "Manager") has entered into an Advisory Agreement dated February __, 2008 (the "Advisory Agreement") with the Gateway Trust, a Massachusetts business trust (the "Fund"), relating to the provision of portfolio management services to the Gateway Fund (the "Series");

   WHEREAS, pursuant to the Advisory Agreement the Manager may delegate an or all of its responsibilities thereunder with respect to the provision of Administrative Services (as defined in the Advisory Agreement); and

   WHEREAS, the Manager desires to retain the Administrator to render such Administrative Services in the manner and on the terms set forth in this Agreement.

   NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

(1) Administrative Services. The Administrator shall provide the Series the following services:

     (a) office space in such place or places as may be agreed upon from time to time by the Fund and the Manager, and all necessary office supplies, facilities and equipment;

     (b) necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in the Advisory Agreement);

     (c) compensation, if any, of trustees of the Fund who are directors, officers or employees of the Manager, any sub-adviser or any administrator or of any affiliated person (other than a registered investment company) of the Manager, any sub-adviser or any administrator; and

     (d) [if the Manager has delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (as defined in the Advisory Agreement), the Manager shall continue to be responsible for the supervision and oversight of the Portfolio Management

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         Services provided by each sub-adviser, and oversight of all matters relating to compliance by the Fund with applicable laws and with the Series' investment policies, restrictions and guidelines.]

(2) Expenses. Except for expenses specifically assumed or agreed to be paid by the Administrator pursuant hereto, the Administrator shall not be liable for any organizational, operational or business expenses of the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and
    (c) custodian fees and expenses. The Administrator will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Administrator nor any affiliated person thereof shall be entitled to any compensation from the Trust with respect to service by any affiliated person of the Administrator as an officer or trustee of the Trust (other than the compensation to the Administrator payable by the Manager pursuant to Section 3 hereof).

(3) Compensation of the Administrator. As full compensation for all services rendered, facilities furnished and expenses borne by the Administrator hereunder, the Administrator shall be paid at the annual rate of ____________ (or such lesser amount as the Administrator may from time to time agree to receive). Such compensation shall be paid by the Manager (except to the extent that the Manager and the Administrator otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

(4) Non-Exclusivity. The Manager agrees that the services of the Administrator are not to be deemed exclusive and that the Administrator and its affiliates are free to provide similar services and other services to others, so long as its services hereunder are not impaired thereby.

(5) Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Manager, the Trust, the Series, to any shareholder of the Series or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

(6) Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

     (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and
         (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on, such approval;

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     (b) this Agreement may at any time be terminated on sixty days' written notice to the Administrator either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

     (c) this Agreement shall automatically terminate in the event of its assignment;

     (d) this Agreement may be terminated by the Administrator on ninety days' written notice to the Series;

   Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty.

(7) General.

     (a) The Administrator may perform its services through any employee, officer or agent of the Administrator or its affiliates.

     (b) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     (c) In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

     (d) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

NATIXIS ASSET MANAGEMENT ADVISORS,L.P.
By: Natixis Distribution Corporation,
its generalpartner

By:
    -----------------------------------
    Name:
    Title:

GATEWAY INVESTMENT ADVISERS, LLC

By:
    ----------------------------
    Name:
    Title: